Filed Pursuant to Rule 433
Registration No. 333-160645

American International Group, Inc.

$750,000,000

3.000% NOTES DUE 2015

Issuer:	American International Group, Inc.

Legal Format:	SEC Registered

Securities:	3.000% Notes Due 2015

Expected Ratings (Moody’s / S&P)*:	Baa1/A- (outlook stable)

Security Type:	Senior Unsecured Fixed Rate Notes

Trade Date:	March 19, 2012

Settlement Date:	March 22, 2012 (T + 3)

Maturity Date:	March 20, 2015

Principal Amount:	$750,000,000

Price to Public:	99.844% of principal amount

Gross Underwriting Discount:	0.250%

Proceeds to Issuer Before Expenses:	$746,955,000

Spread to Treasury Benchmark:	245 basis points

Treasury Benchmark:	0.375% due March 15, 2015

Treasury Benchmark Yield:	0.605%

Coupon:	3.000%

Yield to Maturity:	3.055%

Interest Payment Dates:	Semi-annually on the 20th of March and September, commencing September 20th, 2012

Day Count Convention:	30/360

Denominations:	Minimum of $2,000, with increments of $1,000 thereafter

Optional Redemption:	Make-whole redemption at any time at a discount rate of US Treasury + 35 basis points

CUSIP/ISIN:	026874CT2 / US026874CT29

Joint Book Running Managers:	J.P. Morgan Securities LLC RBS Securities Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:

ANZ Securities, Inc.

CastleOak Securities, L.P.

Drexel Hamilton, LLC

ING Financial Markets LLC

Lloyds Securities Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Capital Markets Limited

Standard Chartered Bank

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, RBS Securities Inc. toll-free at 1-866-884-2071, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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